Exhibit 99.2

GC Impsat Holdings I Plc Announces Completion of Tender Offer for its 9.875% Senior Notes due 2017

FOR IMMEDIATE RELEASE: TUESDAY, SEPTEMBER 22, 2009

Florham Park, N.J. – GC Impsat Holdings I Plc (“GC Impsat”) announced today that it has accepted for purchase $223.8 million in aggregate principal amount of its 9.875% Senior Notes due 2017 (the “Notes”) (CUSIP Nos. U0390YAA8 and 362241AA9), representing all of the Notes validly tendered and not withdrawn pursuant to its previously announced cash tender offer for any and all of the Notes (the “Tender Offer”), which expired at 12:00 midnight, New York City time, on Monday, September 21, 2009. Payment for the Notes accepted for purchase is expected to occur on Wednesday, September 23, 2009, and the Notes so purchased will be cancelled. The aggregate consideration to be paid by GC Impsat for the Notes accepted for purchase, including consent fees and accrued and unpaid interest to September 23, 2009, is $237 million, which will be funded with a portion of the net proceeds from a private offering of debt securities by Global Crossing Limited, the indirect parent of GC Impsat.

The Notes accepted for purchase in the Tender Offer represent approximately 99.5% of the $225 million principal amount of the Notes outstanding prior to the Tender Offer. As a result of GC Impsat’s acceptance for purchase of Notes representing a majority of the Notes outstanding, certain amendments to the indenture governing the Notes set forth in a supplemental indenture that became effective on September 10, 2009, have become operative. Accordingly, most of the restrictive covenants and certain events of default contained in the indenture governing the Notes have been eliminated.

The Tender Offer was made pursuant to the Offer to Purchase and Consent Solicitation Statement dated August 24, 2009 and the related Letter of Transmittal. Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. were retained to serve as dealer managers for the tender offer and solicitation agents for the consent solicitation.

This press release is neither an offer to purchase, a solicitation for acceptance of an offer to purchase, nor a solicitation of consents with respect to, any securities.

FORWARD LOOKING STATEMENTS

This release contains certain forward-looking statements. All forward-looking statements are based on assumptions that GC Impsat believes to be reasonable. However, actual results almost always vary from assumed facts and the differences can be material, depending upon the circumstances. As a result, you should not place undue reliance on such forward-looking statements. The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements. All of GC Impsat’s forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, GC Impsat disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

ABOUT GC IMPSAT

GC Impsat is a Latin American communications company that offers a full range of IP and managed data and voice products and services which support a migration path to a fully converged IP environment. GC Impsat is an indirect, wholly-owned subsidiary of Global Crossing Limited (NASDAQ: GLBC), which is a leading global IP solutions provider with the world’s first integrated global IP-based network. Global Crossing offers a full range of secure data, voice, and video products to approximately 40 percent of the Fortune 500, as well as to 700 carriers, mobile operators and ISPs. It delivers services to nearly 700 cities in more than 60 countries and six continents around the globe. GC Impsat and its subsidiaries comprise part of Global Crossing’s business, with a principal focus on operations in Central and South America.

CONTACT:

Michael Schneider

+1-973-937-0146

Michael.Schneider@globalcrossing.com